Exhibit 99.2

For Immediate Release
Thursday, October 13, 2016
Contact: Kate Snedeker, Emmis
kate@emmis.com

Emmis Announces Agreement to Sell Texas Monthly to Prominent Texas Media Family

Indianapolis…Emmis Communications Corporation (Nasdaq: EMMS) today announced the signing of an agreement to sell the assets of Texas Monthly to an affiliate of Genesis Park, LP, a partnership founded by Paul Hobby, for $25 million, subject to working capital adjustments.

The nationally recognized authority on life in the state of Texas, Texas Monthly has won 13 National Magazine Awards and has chronicled life in contemporary Texas since 1973.

Genesis Park is a regional private equity firm that has built successful communications and technology businesses in Texas for many years. Examples include CapRock Services, Alpheus Communications and Vivante GMP.

Paul Hobby, a Founding Partner of Genesis Park said: "We are honored to be the third steward of this beloved Texas brand. Our plan is to bring new ideas, strategic relationships and thoughtful investment that help to take this great story forward. We are also pleased to affiliate with Jack Martin in this endeavor given his long record of anticipating important trends in media and public communication."

“Texas Monthly has been a member of the Emmis family for 18 years, so today is bittersweet,” said Jeff Smulyan, Chairman & CEO of Emmis. “We want to thank all of our employees for their dedication and hard work.

“This transaction allows us not only to de-lever our balance sheet, but puts TM in the capable hands of one of Texas’ great families, the Hobbys,” Smulyan concluded.

On August 18, the Company announced that it was exploring strategic alternatives for its publishing division, excluding Indianapolis Monthly magazine. The Company also announced it was exploring strategic alternatives for its Terre Haute radio stations and WLIB-AM in New York.

Emmis has owned Texas Monthly since 1998. The transaction is expected to close in early November.

Emmis Communications - Great Media, Great People, Great Service®
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis owns 19 FM and 4 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN. Emmis also developed and licenses TagStation®, a cloud-based software platform that allows a broadcaster to manage album art, metadata and enhanced advertising on its various broadcasts, and developed NextRadio®, a smartphone application that marries over-the-air FM radio broadcasts with visual and interactive features on smartphones.

Genesis Park
Genesis Park is a Houston-based private equity firm comprised of professionals with operating expertise that is actively applied within its lower middle market portfolio companies. Genesis Park provides experience, time and guidance to help clients diversify into new markets, build stronger operating platforms, develop high performing teams and capitalize on opportunities. Genesis Park focuses on companies in the Southern U.S. within the business services, processing/manufacturing, information/technology and communications sectors in order to leverage a deep network and industry relationships. Genesis Park often works with corporate parents who need to divest orphaned divisions, founders that require more capital to achieve their vision, entrepreneurs and family owned businesses who need expertise to break through to the next level and clients with other special situations. For more information, visit genesis-park.com

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement.